                                                                                        Exhibit 99.1

Progress Energy board approves plan to sell Progress Ventures

RALEIGH, N.C. (Dec. 18, 2006) - Progress Energy’s [NYSE: PGN] board of directors approved a plan to pursue the disposition of substantially all of Progress Ventures Inc.’s Competitive Commercial Operations physical and commercial assets (CCO). The disposition plan is expected to be completed in 2007, and the company expects the net effect on cash to be positive.

In connection with the plan, Progress Energy will take a net non-cash, after-tax charge of approximately $165 million, or approximately $0.66 per share. The company previously announced the sale of its natural gas businesses which resulted in an after-tax gain of approximately $300 million. Results of both of these actions will be reported in fourth quarter 2006 earnings. Furthermore, as a result of the board’s approval of the disposition plan, accounting standards require the reclassification of CCO’s financial results from continuing to discontinued operations in the fourth quarter.

“We are nearing the completion of our restructuring efforts and I am pleased with our continued success in the execution of the plan,” said Peter Scott, chief financial officer of Progress Energy. “Over the past year, we have reduced our holding company debt, lowered our risk profile and strengthened our balance sheet and credit metrics. We are now better positioned to accommodate the significant future growth we expect to see in our electric utilities.”

The CCO assets to be divested include approximately 1,800 megawatts of power generation located in Georgia, as well as forward gas and power contracts, gas transportation, storage and structured power and other contracts, including the full requirements contracts with sixteen Georgia Electric Membership Cooperatives.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy’s nonregulated operations include energy marketing. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. In 2005, the company also received the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.   Examples of forward-looking statements in the above release include, but are not limited to, (i) the actual amounts of various charges resulting from approval of the CCO asset disposition plan, (ii) any assumptions concerning the timing of the disposition of the CCO assets or the company’s ability to ultimately dispose of those assets and (iii) expectations of future growth of the company, the company’s earnings or the utility industry in genera. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Contact: Corporate Communications, 919-546-6189 or toll-free (877) 641-NEWS (6397)

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